Exhibit 99.1

Catalyst Health Solutions, Inc.

Announces Retirement of Co-Founder

Thomas L. Blair From the Board of Directors

Rockville, MD – December 3, 2008 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) announced today that Thomas L. Blair, the co-founder of CHSI (formerly HealthExtras, Inc.), is retiring from the Board of Directors effective December 31, 2008 in order to pursue public service opportunities, possibly in the new administration. CHSI commenced business operations on November 1, 1998 and went public one year later in 1999, thereby marking a ten year anniversary for Mr. Blair. “I have been privileged to have helped launch a second public healthcare company in my career (the first was United Payors and United Providers, NASDAQ: UP&UP, which was sold in 2000), and I am pleased to have been associated with a business that has grown from a start-up in 1998 to a national pharmacy benefits management company with a projected 2009 revenue of $3 billion,” stated Blair. Following the effective date of Thomas Blair’s retirement, all other current members of the Board of Directors, consisting of David Blair, CEO, and seven independent directors, including Edward Civera, Chairman of the Board, will remain in their current positions. Ed Civera and David Blair have been working together at Catalyst (and the previous healthcare business UP&UP) for over twelve years. David Blair has been the CEO of Catalyst for over ten years.

“I am leaving the Board of Directors at an opportune time given my age, which suggests that I start working on my obituary and not my resume,” chided Mr. Blair. “A public service opportunity would be an excellent way to round out my healthcare career,” added Mr. Blair.

About Catalyst Health Solutions, Inc. (www.chsi.com)

Catalyst Health Solutions, Inc. (formerly HealthExtras, Inc.) is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than five million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility based out of Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.